Reminder to vote your shares posted on mgeenergy.com on Friday, May 6, 2022.

VOTE YOUR SHARES

We encourage all shareholders to exercise their right and responsibility to vote their shares. Whether shareholders own shares through a brokerage firm or are directly registered with MGE Energy, we make voting easy. Return your vote form through the mail or vote online through our designated proxy voting website.

We invite all shareholders to join us virtually for this year's Annual Meeting on May 17, 2022, at 11 a.m. CT. The annual meeting is an important opportunity for us to hear from our shareholders. Shareholders received meeting information with their proxy materials.